UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

BLACKBOXSTOCKS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

5430 LBJ Freeway, Suite 1485

Dallas, Texas 75240

(972) 726-9203

PROXY STATEMENT SUPPLEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

Virtual Meeting Only – No Physical Meeting Location

To Be Held On February 7, 2025

The Board of Directors (the “Board”) of Blackboxstocks Inc., a Nevada corporation (the “Company”), is filing and making this Proxy Statement Supplement available to the Company’s stockholders in connection with the solicitation by the Board of proxies to be voted at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on February 7, 2025. The information in this Proxy Statement Supplement modifies and supplements some of the information included in our proxy statement for the Annual Meeting (the “Proxy Statement”).

Ray Balestri, a current named director and nominee for re-election to our Board, died unexpectedly on January 4, 2025. As a result, Mr. Balestri is no longer standing for re-election as a director. The Board does not plan to nominate a substitute candidate to stand for election as a director of the Company to fill the vacancy at the Annual Meeting. The Board may appoint a new director to the Board to fill the vacancy following the Annual Meeting in accordance with the Company’s Bylaws.

The other agenda items presented in the Proxy Statement are not affected by this Proxy Statement Supplement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2024 ANNUAL MEETING TO BE HELD ON FRIDAY, FEBRUARY 7, 2025.

The Notice of 2024 Annual Meeting, Proxy Statement (as amended and supplemented to date) and Annual Report to Stockholders for the year ended December 31, 2023 are available online at http://onlineproxyvote.com/BLBX/2025.